UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. )

                    Under the Securities Exchange Act of 1934


                       Smurfit-Stone Container Corporation
                     ---------------------------------------
                                 NAME OF ISSUER:


                                  Common Stock
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES


                                    832727101
                      -------------------------------------
                                  CUSIP NUMBER


                                December 29, 2006
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank AG*

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     18,106,536
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  18,118,037
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    18,118,037

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.11%

12. TYPE OF REPORTING PERSON

    HC, CO, BK

    * In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this filing reflects the securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, "CIB") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that CIB is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing. Furthermore, CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management, Inc.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     7,136
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  8,836
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,836

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank Trust Company Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     3,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  4,061
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,061

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management International GmbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     5,500
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  14,240
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,240

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Vermogensbildungsgesellschaft mit beschrankter Haftung

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     9,900
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  9,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    9,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Investment GmbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     16,922,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  16,922,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    16,922,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.64%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Investments Schweiz

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     850,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  850,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    850,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.33%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Investments S.A., Luxembourg

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     98,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  98,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    98,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.03%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Funds SICAV

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     20,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  20,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    20,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.00%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Austria Investmentgesellschaft mbH

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     106,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  106,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    106,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.04%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS  Invest SICAV

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     85,000
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  85,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    85,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.03%

12. TYPE OF REPORTING PERSON

    IA, CO

Item 1(a).        Name of Issuer:

                  Smurfit-Stone Container Corp. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  150 North Michigan Avenue
                  Chicago IL, 60601

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Taunusanlage 12
                  D-60325 Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.01 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act;

                  (b) [X] Bank as defined in section 3(a)(6) of the Act;

                          Deutsche Bank Trust Company Americas

                  (c) [ ] Insurance Company as defined in section 3(a)(19)
                          of the Act;

                  (d) [ ] Investment Company registered under section 8
                          of the Investment Company Act of 1940;

                  (e) [X] An investment adviser in accordance with Rule
                          13d- 1(b)(1)(ii)(E);

                          Deutsche Asset Management, Inc

                          Deutsche Bank Luxembourg S.A

                          Deutsche Asset Management International GmbH

                          Deutsche Vermogen. mit beschrankter Haftung

                          DWS Investment GmbH

                          DWS Investments Schweiz

                          DWS Funds SICAV

                          DWS Austria Investmentgesellschaft mbH

                          DWS  Invest SICAV

                  (f) [ ] An employee benefit plan, or endowment fund in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g) [X] Parent holding company or control person in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                          Deutsche Bank AG

                  (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.           Ownership.

                  (a) Amount beneficially owned:

                      The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                  (b) Percent of class:

                      The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:

                            The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (ii)  shared power to vote or to direct the vote:

                            The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (iii) sole power to dispose or to direct the disposition
                            of:

                            The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                      (iv) shared power to dispose or to direct the disposition of:

                            The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                         Item 3 Classification

                  Deutsche Bank Trust Company Americas        Bank

                  Deutsche Asset Management, Inc              Investment Advisor

                  Deutsche Bank Luxembourg S.A                Investment Advisor

                  Deutsche Asset Mgmt International GmbH      Investment Advisor

                  Deutsche Vermogen. mit beschrankter Haftung Investment Advisor

                  DWS Investment GmbH                         Investment Advisor

                  DWS Investments Schweiz                     Investment Advisor

                  DWS Funds SICAV                             Investment Advisor

                  DWS Austria Investmentgesellschaft mbH      Investment Advisor

                  DWS  Invest SICAV                           Investment Advisor

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                             Deutsche Bank AG

                                             By:  /s/ Jeffrey A. Ruiz
                                             Name:    Jeffrey A. Ruiz
                                             Title:   Director

                                             By:  /s/ Pasquale Antolino
                                             Name:    Pasquale Antolino
                                             Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                             DWS Investment GmbH

                                             By:  /s/ Susan Seidel
                                             Name:    Susan Seidel
                                             Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                           DWS Funds SICAV

                                           By:  /s/ Susan Seidel
                                           Name:    Susan Seidel
                                           Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                          DWS Austria Investmentgesellschaft mbH

                                          By:  /s/ Susan Seidel
                                          Name:    Susan Seidel
                                          Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007




                                               DWS  Invest SICAV

                                               By:  /s/ Susan Seidel
                                               Name:    Susan Seidel
                                               Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                             Deutsche Asset Management, Inc.

                                             By:  /s/ Jeffrey A. Ruiz
                                             Name:    Jeffrey A. Ruiz
                                             Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                           DWS Investments S.A., Luxembourg

                                           By:  /s/ Susan Seidel
                                           Name:    Susan Seidel
                                           Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                             DWS Investments Schweiz

                                             By:  /s/ Daniela Costa
                                             Name:    Daniela Costa
                                             Title:   Vice President

                                             By:  /s/ Silvia Wagner
                                             Name:    Silvia Wagner
                                             Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                           Deutsche Bank Trust Company Americas

                                           By:  /s/ Jeffrey A. Ruiz
                                           Name:    Jeffrey A. Ruiz
                                           Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007






                                    Deutsche Asset Management International GmbH

                                    By:  /s/ Susan Seidel
                                    Name:    Susan Seidel
                                    Title:   Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2007







                                     Deutsche Vermogen. mit beschrankter Haftung

                                     By:  /s/ Susan Seidel
                                     Name:    Susan Seidel
                                     Title:   Vice President